Exhibit 99.1

Moderator (00:00):

Hello, and thank you for standing by. My name is Regina, and I will be your conference operator today. At this time, I would like to welcome everyone to the Blue Water Vaccines Conference call. All lines have been placed on mute to prevent any background noise. If you should need assistance during the call, press star, then zero and an operator will come back on the line to assist you. I'd now like to turn the conference over to Nic Johnson. Please go ahead.

Nic Johnson (00:26):

Good morning and thank you for joining the Blue Water Vaccines Business update call. On the call with us today, our BWV's Chief Executive Officer Joseph Hernandez and Vice President of Marketing and Business Development, Frank Yeager. Before we get started, we would like to remind everyone that this is, this call contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as anticipate, believe, forecast, estimate, expect, and intend among others. These forward-looking statements are based on Blue Water's current expectation, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to risk related to Blue Water's ability to realize the benefits of the transactions contemplated by the agreement., risk related to Blue Water's ability to expand its business scope, risk related to Blue Water's vaccine candidate development, the failures to obtain FDA clearance or approvals in non-compliance with FDA regulation, delays and uncertainties caused by the global Covid 19 pandemic, risks related to the timing and progress of clinical development of BWV's products, a need for additional financing, uncertainties of patent protection and litigation, uncertainties of government or third party payer reimbursement, limited research and development efforts, and dependence upon third parties and substantial competition. As with any vaccine under development, there are significant risks in the development, regulatory approval, and commercialization of new products. Blue Water does not undertake any obligations to update or revise any forward-looking statement. Investors should read risk factors set forth in Blue Water's annual report on Form 10 K filed with the securities in exchange Commission, the SEC on March 9th, 2023 in periodically reports filed with the SEC on or after the date thereof. All of Blue Water's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof. We will now turn the call over to Blue Water's CEO Joseph Hernandez.

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Joseph Hernandez (03:12):

Thank you Nick, and good morning to everybody. We're, we're excited to announce Blue Water's purchase of Entadfi through a Healthcare pursuant to announce a purchase agreement that we executed late yesterday. The purpose of this call is to really provide a greater context for the purchase agreement and the underlying acquisition, and to provide clarity on question shareholders may have. This acquisition represents the significant accomplishment for Blue Water as we're now a commercial stage pharmaceutical company with an opportunity to generate revenues in the near term. The deal also expands our addressable patient population beyond our initial focus of vaccine development and into additional disease areas. Entadfi received a FDA approval on December, 2021 for the treatment of benign prostate hyperplasia, also known as BPH, and this is for men with enlarged prostate for up to 26 weeks. Entadfi also counteracts the adverse sexual effects typically seen in men with alternative BPH therapies. Under the agreement of Blue Water has purchased Entadfi for a total consideration of a 100 million dollars with an upfront payment of 6 million and additional 14 million paid in defined tranches throughout through September, 2024. Veru may to receive up to an additional 80 million based on predetermined annual sales milestones. Blue Water will assume royalty and milestone obligations under the previous asset purchase agreement, including royalties on sales and sales milestones that are a total up to 22.5 million dollars. In addition to our commercial materials, contracts, intellectual property, regulatory records and filings, Blue Water has acquired all available inventory of Entadfi, which has an approximate value of $12 million and encompasses about 125,000 bottles that are available for the market. {inaudible} we believe sales revenue will offset our current burn and have an overall significant positive impact on our balance sheet. We anticipate these revenues will extend our cash runway beyond the previously reported third quarter of 2024. These revenues will also support the development of our current vaccine programs and contribute to our mission of addressing significant global health challenges. As you know, our vaccines that are currently in development are strep pneumo for otitis media, or middle ear infections, and pneumonia, our influenza, universal influenza vaccine and chlamydia vaccine is currently in the early stages of development.

Joseph Hernandez (05:44):

Let me talk a little bit about this disease, a very important disease. So benign prostate hyperplasia is a condition in men where the prostate gland enlarges but is non cancerous. BPH is now well understood, although the common effects and impact the quality of life of many men, men over the age of 50, but have those men suffer from this condition and men over 85, about 90% of those suffer from this condition. Men with BPH suffer from challenges with urination flow, frequency, urgency, and about 70% of these men also experienced sexual dysfunction. In 2022, according to a IQVIA, there were approximately 44 million total prescriptions and 20 million new prescriptions related to BPH symptoms. There are several challenges associated with other medications indicated to BPH. Some neither reduce nor stop prostate growth. Often these treatments can take anywhere between 6 to 12 months for significant symptom release, which is problematic for many of these patients. Additionally, due to the side effect profile mechanisms of the currently available BPH treatments, patients are put in increase through or have increased rates for erectile dysfunction leading to lower adherence, and it's test estimated that about 9% of those patients stay on therapy. Entadfi indicated for the treatment of signs and symptoms of BPH in men with enlarge prostate for up to 26 weeks. Entadfi is FDA approved, and it's a once daily capsule for oral use comprised of two products or two molecules. One is finasteride, which is traditionally used, for BPH treatment, and the other one tadalafil, a treatment for BPH and erectile dysfunction. The combination of these two compounds into one medicine allows patients to receive BPH medications without the negative side effects of conventional therapy. The efficacy of combined finasteride and tadalafil for treatment of BPH and associated comorbidities was evaluated in a double blind randomized parallel design pivotal phase three study in where 696 men, including those with comorbidity were evaluated over a 26 week period.

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Joseph Hernandez (08:04):

The medication demonstrated statistically significant improvements in the signs and symptoms of BPH compared to placebo with finasteride . The company is therefore greatly encouraged by the potential of Entadfi with these two combined therapies. We believe that Entadfi is differentiated from other BPH therapies and that it combines these two medicines for the clinically effective treatment of BPH. We estimate that there are over 20 million men in the United States who suffer from BPH, including those who remain undiagnosed or untreated. Also Entadfi is currently available at pharmacies nationwide by prescription. We believe that many physicians and their patients are not aware or do not have access to this effective treatment for BPH in the related sentence. I want to turn over the call now to Frank Jaeger, who is our VP of Marketing and Business Development to discuss and talk a little bit about our commercialization strategy. Frank.

Frank Jaeger (09:00):

Thanks Joseph. This is truly an exciting day for Blue Water, and I'm happy to share with you a high level overview of our commercialization strategy for Entadfi. We understand this effort that's gonna take tremendous education and marketing efforts, we do. But we are prepared to bring the learnings that Veru has had and bring that to the market and build the infrastructure necessary to expedite that process. So our approach is pretty straightforward to transforming Entadfi sales growth and strengthening our commercial presence. It's through a three-pronged approach. First, we we'll provide education to the healthcare provider at their offices in order to make them aware, try and use Entadfi. We'll be targeting the most valuable physicians who are responsible for the lion chair of existing BPH treated patients. Specifically, we will target those physicians who see new patients so that they can start therapy with our combination therapy product. Key to the success of this strategy will be to ensure the retail distribution channel is set up for success so that patients can pick up Entadfi at their local pharmacy. Important to ensuring though that, that the patient can and will pick up a prescription is to ensure that payers were covered Entadfi. As we begin to think about and ensuring the availability and coverage of the product, we'll be thoroughly evaluating and optimizing our pricing and reimbursement strategy. The final leg of this first prong is to generate awareness and interest in the product in the first place. To do this we'll need to have a small account manager sales team who can provide that education and nonpersonal promotion to showcase our messaging through different channels. For example, in just about a week from now, Blue Water will be at the American Urological Association. We'll have a booth to showcase our product and have clinical conversations with our key customers.

Frank Jaeger (10:55):

The second prong of our commercialization approach is to educate the patients directly about the availability of Entadfi. With Entadfi patients can now get the power of two products in one. As discussed earlier, combined finasteride and tadalafil therapy is superior at treating BPH and alleviating the related comorbidities and symptoms than finasteride and the placebo. As Joe mentioned previously, we know that in 2022, according to IQVIA, there were approximately 44 million total prescriptions. Let me say that again - 44 million total prescriptions. With nearly 20 million of those being written as new prescriptions related to treatment of BPH. There is a significant opportunity to target and educate these patients as we know that 55 million of them have or are at risk for BPH. Third, and finally, we believe it is important to expand on the second strategy even further by finding and partnering with established providers of mental health.

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Frank Jaeger (12:00):

With a strategic partner, we can sell directly to partner companies, advertise alongside other partners, and leverage the existing patient relationships and networks that these partners have created. To be clear, the diagnosis and treatment of BPH patients will always be done by a licensed healthcare professional. That's not our business. That said, though, we believe that by partnering with these strategic providers who do that as their core business operations will benefit patients, the strategic partner and our shareholders. The final opportunity that I'll touch on today is the opportunity to explore drug reformulation to build upon the great work that Veru did to bring Entadfi to the market. We believe that by revisiting the formulation, we can create a more robust product that benefits the patient, expands upon the convenience of Entadfi, and brings additional protection to the business. So as I turn this over back to Joseph, I would summarize by saying that we at Blue Water have a tremendous opportunity to transform the company. As we roll out Entadfi, we believe we can bring innovation to the millions of men suffering from the symptoms of BPH. Joseph.

Joseph Hernandez (13:10):

Thank you, Frank. Today marks a momentous point and the growth of our company and the patients we serve. To recap and summarize, today, we announced the purchase of Entadfi and explain how we are uniquely positioned to bring this therapy for BPH to millions of men across the US. The commercial infrastructure we are establishing for Entadfi will lay the foundation for future commercial opportunities, and we continue to seek commercial opportunities. To better reflect our broad pipeline which expands multiple sectors, we're undertaking a corporate rebranding effort, starting with a corporate name change to Blue Water Biotech Incorporated. We anticipate the name change will become effective in the second quarter of 2023, as we expect our rebranding efforts to continue, and we expect that this rebranding efforts can change through the second quarter of this year. This concludes my formal remarks. Thank you for listening. I would like to open now the line for questioning.

Nic Johnson (14:08):

Thank you, Joseph. First question, how does the acquisition impact your cash runway since you reported only 28 million in cash at year end with 18 months of runway?

Joseph Hernandez (14:21):

Well, that's a great question, Megan. I think it's a question that's probably in all our shareholders' mind. And, you know, we've done a really thorough analysis on our ability to generate revenues with this product and the impact that'll have on the overall development programs we currently have in place. We anticipate that the revenues will offset the cost of the acquisition as well as offsetting the cash plan that we project on our development plans.

Nic Johnson (14:49):

Next question. Will this acquisition impact your ability to meet your clinical trial and strep pneumo and your other pipeline development?

Joseph Hernandez (15:01):

Not at all. All those the product development paths for those products are in place and we're moving aggressively and expeditiously forward to getting these products into human. So we don't, we don't expect any, any impact on schedule or on timeline.

Nic Johnson (15:19):

Next question, when do you expect to start receiving revenue from the sales of this product?

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Joseph Hernandez (15:26):

Thank you. That's, that's a great question. We obviously have a lot of work to do and we have a lot of things in place after we executed the deal, and we have a number of people involved in getting the machine going. That being said, we expected to see revenues in the early part of the third quarter of this year. That's what we're projecting and so far the plan looks like it's gonna be on time.

Nic Johnson (15:56):

Somewhat of an extension to that question. How much revenue do you anticipate receiving in 2023?

Joseph Hernandez (16:02):

Well, you know, we're working through a number of very important things, including the pricing, the current pricing of the product. So we're not really prepared to cover that at this point. We do expect that the revenues will cover the expenses of the launch as we move forward, and we look to expand partnerships on the commercial side. So stay tuned on that. We'll provide more guidance as the year progresses.

Nic Johnson (16:30):

And what changes will you make to Veru's commercialization infrastructure to improve sales revenue?

Joseph Hernandez (16:39):

Let me turn that question over to Frank. As many of you know, Frank has a very extensive commercial experience. He's been quite successful in launching products in the men's health category. So let me hand it over to him to cover this question. Frank.

Frank Jaeger (16:53):

Yes, thanks, Joseph. Well, you know, look, let me first start by saying I think Veru did a fantastic job. They did a lot of great work getting the product ready you know, to the point where it is today ready for a more commercial launch. Now it's been approved, but I would say that the launch so far has been soft. We actually are gonna take it from them and kind of like a handoff of it, take the baton and run with it. We will definitely implement many of their initiatives that they have. However, as I talked about a little bit, we will compliment that work that they've done, but in particular, we're gonna customize to drive our three-pronged commercial strategy that I reviewed earlier as we continue to build out our infrastructure and prepare for sales in early third quarter, like Joe had mentioned.

Joseph Hernandez (17:41):

Thanks, Frank.

Frank Jaeger (17:43):

Yep.

Nic Johnson (17:44):

Is the product currently available?

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Joseph Hernandez (17:48):

So the product is in fact currently available. You know, our partners at Veru, they have done a lot of work on the supply chain and the relationships that are required to manufacture and bottle and supply these products. So we are, you know, we currently are sitting on roughly about 125,000 bottles worth of inventory in different phases of packaging. So we are, we do have product, we are setting up our distribution relationships as we speak with the wholesalers and we expect the product to be available to patients in the very near term. And again, we'll keep the market updated on those on those timelines.

Nic Johnson (18:30):

Thank you. That concludes our Q&A portion of the conference call. If there are any additional questions, you can contact our investor relations team through our website. Blue Water would like to thank everyone for their participation today. This concludes our conference call.

Joseph Hernandez (18:47):

Thank you. Thank you, Nick.

Speaker 1 (18:50):

Thank you all for joining. You may now disconnect.

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